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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                              SYMBOL: GENG
January 6, 2003                                                    TRADED: OTCBB

                                (JANUARY 6, 2003)

                        GLOBAL ENERGY ANNOUNCES APPROVAL
                            OF FINANCING TRANSACTION

ODESSA, FLORIDA - January 6, 2003 - Global Energy Group, Inc. (OTC Bulletin
Board: GENG) announced today that a proposed financing transaction with Global Energy Acquisition Group, L.L.C. ("GEAG"), an Oklahoma company, has been approved by its Board of Directors. The transaction also has been approved by holders of a majority of the Company's Common Stock, none of whom has any financial or other interest in the financing transaction other than by virtue of their ownership of Common Stock. Although there is no assurance that the financing transaction will be completed, GEAG has indicated to the Company that it is willing to complete the proposed transaction under the following terms:

         - Over the next 18 months, GEAG will invest approximately $2,000,000 in the Company in exchange for shares of Series B Preferred Stock, a new series of preferred stock to be authorized if the transaction is completed, at a price of $1 per share. Amounts already owed by the Company to GEAG (approximately $500,000) also will be exchanged for shares of Series B Preferred Stock. Also, GEAG will have the option of purchasing up to an additional $2,000,000 in Series B Preferred Stock, in its discretion, at any time on or before September 15, 2008. GEAG will be relieved of any investment obligation if the Company breaches its obligations or suffers a material adverse change.

         - The Series B Preferred Stock will accrue dividends at 6% per annum. The Company will be required to redeem all Series B Preferred Stock, one-third each year over the three years following issuance. Any portion not redeemed within three years, along with unpaid dividends, may be converted, at the option of the holder, into Common Stock at a conversion price of $0.10 per share (potentially, up to 45,000,000 shares in the aggregate, ignoring preferred stock dividends). Series B Preferred Stock will be entitled to 10 votes per share.

         - As additional consideration for its investment, GEAG will receive warrants to purchase up to 10 shares of Common Stock for each dollar invested in the Company (potentially, up to 45,000,000 shares), at a price of $0.10 per share.

         - GEAG's investment will be applied to ongoing financial obligations, including dividend and redemption payments on preferred stock.

         - GEAG will require that the Company enter into a Turnaround Services Agreement with Turnaround Specialists, L.L.C., which will help establish and implement operational, financial, marketing and other policies and procedures. The Company will pay Turnaround Specialists $45,000 per month, plus a warrant to purchase up to 700,000 shares of the Company's Common Stock for $0.10 per share. Turnaround Specialists already has been providing services to the Company. For services rendered prior to the effectiveness of the Turnaround

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                  Services Agreement, the Company will pay Turnaround
                  Specialists $100,000, plus $45,000 per month (prorated for partial months) from December 1, 2003 through the effective date of the agreement. Turnaround Specialists will receive a "success fee" of $1,000,000 upon a sale or merger of the Company or its business or any similar transaction. The Company may not terminate the agreement for at least two years unless Turnaround Specialists breaches the agreement and the breach continues for a period of time, and in any event may be required to pay a termination fee upon termination. Turnaround Specialists is owned by Carlos J. Coe and John R. Bailey, both recently appointed as directors and officers of the Company at the request of GEAG and as a condition to GEAG's providing amounts already lent to the Company.

         - GEAG will require that the Company's current principal lenders (other than GEAG) exchange amounts owed to them by the Company (currently, approximately $2,400,000 in the aggregate) for shares of Series A Preferred Stock, a new series of preferred stock to be authorized if the transaction is completed, at a price of $1 per share. The Series A Preferred Stock will have the same principal terms as the Series B Preferred Stock, except (1) the Series A Preferred Stock generally will be subordinate and junior to the Series B Preferred Stock (including as to the payment of dividends and any liquidation preference), and (2) the price at which Series A Preferred Stock may be convertible into Common Stock will be $0.30 per share (approximately 8,000,000 shares in the aggregate, ignoring preferred stock dividends). Pursuant to a Voting Trust Agreement, GEAG will be granted voting authority over all Series A shares, subject to certain limitations in favor of the Series A shareholders. The lenders, which include two former officers and directors of the Company, have indicated to the Company that they are willing to enter into these transactions.

         - As additional consideration for its investment, the lenders will receive warrants to purchase up to 10 shares of Common Stock for each dollar of indebtedness exchanged for Series A Preferred Stock (approximately 24,000,000 shares in the aggregate), at a price of $0.30 per share. However, these lenders also will surrender outstanding warrants to purchase up to approximately 5,350,000 shares of Common Stock at varying exercise prices.

         - These arrangements may give GEAG voting control of the Company.

         - The Company's Certificate of Incorporation be amended to authorize up to 50,000,000 shares of Common Stock and up to 10,000,000 shares of Preferred Stock, including the Series A Preferred Stock and the Series B Preferred Stock, and up to 175,000,000 shares of Common Stock. There currently are approximately 13.8 million shares of Common Stock outstanding.

The proposed transaction has been approved by five stockholders who together hold a majority of the Company's outstanding voting securities. None of those stockholders has any financial or other interest in the financing transaction other than by virtue of their ownership of the Company's Common Stock. Although stockholder approval was not required to proceed with the financing transaction, as a matter of good corporate practice and because some of the Company's current and former directors and officers have a financial interest in the transaction, the Company determined not to proceed with the

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transaction unless and until first obtaining such approval. As required by
Federal securities laws, the transaction will not be consummated until at least twenty days after an Information Statement describing the transaction and related matters in more detail has been mailed to all stockholders.

The Company was formed in 1998 to invent, develop and commercialize technologies that improve the energy efficiency of existing products and processes. The Company has a particular focus on applications that involve thermodynamics and heat exchange. The Company currently holds the rights to seven patents and seven patent-pending applications. Additional information is available at www.gegsolutions.com.

Forwarding-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act Reform Act of 1995. Words or phrases like "we believe", or "our goal is", "estimate", "project or projected", "will likely result", or similar expressions are intended to identify "forward-looking statements". Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, inability to obtain necessary financing, no assurance of acceptance of the Company's products in the marketplace, increased levels of competition for the Company, new products and technological changes developed by others, the Company's dependence on third-party suppliers, and other risks described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

CONTACTS:

Media:            John Bailey                 972.312.0503

Sales:            Guy Frankenfield            727.372-3939